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                                                                 EXHIBIT 12

GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES STATEMENTS OF COMPUTATION OF RATIO
                 OF EARNINGS TO FIXED CHARGES (UNAUDITED)

                       (DOLLAR AMOUNTS IN MILLIONS)

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
                             NINE MONTHS       FOR THE YEAR ENDED DECEMBER
                         ENDED SEPTEMBER 30                 31
                         --------------------  --------------------------------
                           1997       1996     1996   1995    1994   1993  1992
                         ---------  ---------  ----  ------  ------  ----  ----
FIXED CHARGES:
 Total interest costs... $     364  $     369  $490  $  471  $  493  $545  $602
 One-third of rent
  expense...............        19         17    23      21      17    18    19
                         ---------  ---------  ----  ------  ------  ----  ----
  Total fixed charges...       383        386   513     492     510   563   621
ADD (DEDUCT):
 Income before income
  taxes, extraordinary
  item and accounting
  changes...............       354        290   296   1,697     572    23   (74)
 Interest capitalized,
  net of amortization...         4         (8)  (12)    (18)     11    17    18
                         ---------  ---------  ----  ------  ------  ----  ----
                         $     741  $     668  $797  $2,171  $1,093  $603  $565
Ratio of earnings to
 fixed charges item and
 accounting charges.....      1.93x      1.73x 1.55x   4.41x   2.14x 1.07x 0.91x
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